Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (Nos. 333-214397, 333-174601, 333-157682) pertaining to the 2016 Management Equity Incentive Plan and the 2023 Management Equity Incentive Plan of MSA Safety Incorporated of our reports dated February 16, 2023, with respect to the consolidated financial statements and schedule of MSA Safety Incorporated and the effectiveness of internal control over financial reporting of MSA Safety Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 9, 2023